NEWS RELEASE
TSX: SCY
FEBRUARY 21, 2019
NR 19-03
www.scandiummining.com

SCANDIUM INTERNATIONAL UPDATE ON PATENT FILINGS

Reno, Nevada, February 21, 2019 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to provide an update on our US Patent Office and select Foreign Patent Office filing program, securing rights to Company intellectual property in relation to the extraction and recovery of scandium values from ores, solutions, and byproducts, the conversion of scandium intermediates into master alloy, and the composition and manufacturing of certain commercial scandium-containing alloys.

HIGHLIGHTS OF SCY PATENT PROGRAM

  Three granted US patents, all of planned or potential use to the Nyngan Scandium Project flowsheet, and potentially to other scandium project flowsheets.
  Six pending US patent applications, covering various scandium recovery options applicable to the Nyngan Project resource.
  One pending US patent application, covering scandium recovery from low grade solutions.
  Three pending US patent applications, related to the production of scandium master alloy, from intermediary products or scandium oxide product.
  Certain corresponding patent applications have also been filed as a foreign or a specific country application (i.e. Australia).

DISCUSSION

The Company has received three approved (granted) US Patents on scandium recovery processes that are currently in the definitive feasibility study flowsheet, or are anticipated to be of potential future use at the Nyngan Scandium Project, or other possible scandium projects.

Details on these granted patents are as follows:

  USP 9,982,325. “Systems and Methodologies for Direct Acid Leaching of Scandium- bearing Ores”, granted in May 2018 to SCY. This patent covers and protects various hot- tank and heap leaching techniques for scandium ores, employing heat and acids under atmospheric conditions.

  USP 9,982,326. “Solvent Extraction of Scandium from Leach Solutions”, granted in May 2018 to SCY. This patent covers and protects novel and scandium-specific solvent extraction techniques, chemistries, and reagents employed in the Nyngan feasibility study.

  USP (# Not Yet Assigned). “Method and Recovery of Scandium Values from Leach Solutions”. Granted in January 2019, to SCY. This patent is closely related to SX Patent #326 above, although it extends scandium-specific SX protections, when coupled to select upstream acid leaching processes, or for use of organic solvents in SX systems.

These three granted patents either have direct, planned use, or potential use for the Nyngan Scandium Project, or for other possible projects related to scandium. Separate patent applications related to the high pressure leaching (autoclave) systems planned to be employed at Nyngan are still being reviewed by the US Patent Office.

Further patent applications will be filed as needed to continue to protect SCY’s interest in scandium recovery from various resources and marketing scandium products, especially as they relate to novel applications for scandium. Copies of our granted patents will be made available shortly on the company’s website

George Putnam, CEO of Scandium International Mining Corp. commented:

“The Company has made considerable investment in the study and development of flowsheet designs for scandium recovery, and also for scandium product upgrades matching customer preferences. This intellectual property is being secured through the US Patent system, and corresponding foreign patent systems, for our shareholders and for our projects, current and future.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project owned by our 100% held Australian subsidiary, EMC Metals Australia Pty Limited, has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328
George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.